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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2014

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.

1-32853	DUKE ENERGY CORPORATION (a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-3853	20-2777218
1-1232	DUKE ENERGY OHIO, INC. (an Ohio corporation) 139 East Fourth Street Cincinnati, Ohio 45202 (704) 382-3853	31-0240030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 21, 2014, Duke Energy SAM, LLC, a subsidiary of Duke Energy Corporation (“Duke Energy”) and Duke Energy Ohio, Inc. (the “Company”), and Duke Energy Commercial Enterprises, Inc., a subsidiary of Duke Energy, entered into an agreement to sell the Company’s Midwest commercial generation business to Dynegy Resource I, LLC, a subsidiary of Dynegy Inc. (“Dynegy”), for approximately $2.8 billion in cash.  The purchase price is subject to adjustment at closing based upon changes in working capital and capital expenditures, compared to targeted amounts.  Estimated transaction costs are approximately $30 to $40 million.

Included in the assets to be sold are the Company’s ownership interests in approximately 6,100 megawatts of coal, natural gas generation and oil-fired generation in the PJM Interconnection wholesale market as well as Duke Energy Retail Sales, LLC, Duke Energy’s competitive retail business in Ohio, including the Company’s:

•                  40 percent interest in Conesville Station, a coal facility located in Conesville, Ohio;

•                  33 percent interest in Killen Station, a coal facility located in Wrightsville, Ohio;

•                  64 percent interest in Miami Fort Station (Units 7 and 8), a coal facility located in North Bend, Ohio;

•                  39 percent interest in Stuart Station, a coal facility located in Aberdeen, Ohio;

•                  46.5 percent interest in Zimmer Generating Station, a coal facility located in Moscow, Ohio;

•                  100 percent interest in Dicks Creek, a natural gas facility located in Middletown, Ohio;

•                  100 percent interest Fayette Energy Facility, a natural gas facility located in Masontown, Pennsylvania;

•                  100 percent interest in Hanging Rock Energy Facility, a natural gas facility located in Ironton, Ohio;

•                  100 percent interest in Lee Energy Facility, a natural gas facility located in Dixon, Illinois;

•                  100 percent interest in Washington Energy Facility, a natural gas facility located in Beverly, Ohio; and

•                  100 percent interest in Miami Fort CT Station, an oil facility located in North Bend, Ohio.

Approximately 460 unionized and non-unionized Midwest commercial generation employees as well as approximately 50 corporate support employees will be made available to Dynegy to interview and offer employment (with substantially comparable compensation and benefits to that immediately prior to closing). Dynegy will assume collective bargaining agreements and maintain such level of benefits for non-unionized employees for at least 12 months after closing. The Company will spin off pension plans and related assets into one or more defined benefit plans sponsored and maintained by Dynegy for the Midwest commercial generation employees and corporate support employees.

The transaction is subject to the approval of the Federal Energy Regulatory Commission, the expiration of the waiting period under the Hart-Scott-Rodino Act (Federal Trade Commission and Department of Justice), and the Company’s release from certain credit support obligations.  The transaction is expected to close in three to six months.

Based upon the purchase price, in third quarter 2014 Duke Energy will recognize an approximate $500 million pre-tax reversal of the $1.4 billion impairment recognized to date in 2014.  The impairment reversal will be treated as a “special item” and excluded from Duke Energy’s adjusted diluted earnings per share.  Duke Energy’s 2014 adjusted diluted earnings per share guidance range of $4.50 - $4.65 includes a full-year of earnings contributions from the Midwest commercial generation business.  Due to the sale transaction, the Midwest commercial generation business will be accounted for as discontinued operations in the Statement of Operations.  Irrespective of discontinued operations accounting treatment, earnings from the Midwest commercial generation business will continue to be included in Duke Energy’s adjusted diluted earnings per share until closing.

Item 9.01.                Financial Statements and Exhibits.

(d)         Exhibits.

99.1 Summary of Agreement to Sell Midwest Generation to Dynegy

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: August 22, 2014	By:	/s/ Julie S. Janson
	Name:	Julie S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

DUKE ENERGY OHIO, INC.

Date: August 22, 2014	By:	/s/ Julie S. Janson
	Name:	Julie S. Janson
	Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Summary of Agreement to Sell Midwest Generation to Dynegy